Exhibit 8.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL     804 • 788 • 8200
FAX     804 • 788 • 8218

November 29, 2004

First Potomac Realty Trust
7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814

First Potomac Realty Trust
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

          We have acted as tax counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission (“SEC”) on November 29, 2004 (the “Registration Statement”), with respect to the offer and sale of common shares of beneficial interest, par value $0.001 per share, of the Company, preferred shares of beneficial interest, par value $0.001 per share, of the Company, and debt securities of the Company (collectively, the “Offered Securities”), to be offered from time-to-time, having an aggregate public offering price not to exceed $300,000,000, as described in the Registration Statement and on terms to be determined at the time of the offering. You have requested our opinion regarding certain U.S. federal income tax matters.

          The Company owns thirty-six industrial and flex properties (the “Properties”) through First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). The Operating Partnership owns the Properties directly and through various subsidiary entities (collectively, the “Subsidiary Entities”). A subsidiary of the Operating Partnership, FPM Management, LLC, a Delaware limited liability company (“FPM Management”), operates all of the Properties. The Operating Partnership owns 100% of the capital interests and 95.5% of the profits interests in FPM Management, and certain officers of the Company own the remaining profits interests in FPM Management.

Firt Potomac Realty Trust
November 29, 2004

          In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Amendment and Restatement, filed on September 26, 2003, with the Department of Assessment and Taxation of the State of Maryland (the “Articles of Incorporation”);

2.	the Company’s Bylaws;

3.	the operating and partnership agreements governing the Subsidiary Entities that are limited liability companies or partnerships with two or more members or partners (the “Subsidiary Partnership Agreements”);

4.	the Registration Statement and the prospectus (the “Prospectus”) filed as a part thereof;

5.	the taxable REIT subsidiary elections for FPR GP Realty Inc. and FPR GP Holdings Inc. (the “TRSs”); and

6.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.

          In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2004 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), will be true for such years;

3.	the Company will not make any amendments to its organizational documents or the Subsidiary Partnership Agreements after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

4.	no action will be taken by the Company, the Subsidiary Entities, FPM Management, or the TRSs after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

Firt Potomac Realty Trust
November 29, 2004

          In connection with the opinion rendered below, we also assumed the correctness of the representations contained in the Officer’s Certificate.

          Based on the assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

     (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its short taxable year ended December 31, 2003, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2004, and in the future; and

     (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Considerations” are correct in all material respects.

          We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinion is based on current provisions of the Code and the Treasury Regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

          The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Offered Securities pursuant to the Registration Statement (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person,

Firt Potomac Realty Trust
November 29, 2004

quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP